Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: December 22, 2010

CONTACT:	Brian L. Vance
President and Chief Executive Officer
(360) 943-1500

HERITAGE FINANCIAL ANNOUNCES $24 MILLION REPAYMENT OF ALL TARP FUNDS TO U.S. TREASURY

Olympia, WA - HERITAGE FINANCIAL CORPORATION (NASDAQ GS: HFWA) (“Company”) today announced that it has redeemed the 24,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A that it issued to the United States Department of Treasury under the Troubled Asset Relief Program Capital Purchase Program in November 2008. The Company paid to the Treasury on December 22, 2010 a total of $24.1 million, consisting of $24.0 million of principal and $123,333 of accrued and unpaid dividends.

Brian L. Vance, President and Chief Executive Officer stated that, “This action completes our participation in the U.S. Treasury’s Capital Purchase Program. We are very comfortable with our overall strong capital levels that were further enhanced by the recent common public offering of $57.6 million. We are well-positioned to continue pursuing our strategic growth objectives.”

The $24 million in redeemed Preferred Stock had a carrying value of $23.6 million at September 30, 2010. As a result of the redemption, the Company will accelerate the accretion of the remaining discount which will reduce net income available to common stockholders by $418,000 in the fourth quarter of 2010. The redemption of the Preferred Stock will eliminate the $1.2 million annual dividend paid to the U.S. Treasury.

In connection with issuance of the Preferred Stock in November 2008, the Company issued to the Treasury a warrant to purchase 276,074 shares of its common stock at an exercise price of $13.04 per share. During September 2009, the Company received net proceeds of approximately $46.6 million in a public offering of its common stock, which under the terms of the warrant reduced the number of shares of Company common stock underlying the warrant by 50% to 138,037 shares. This warrant is still held by the Treasury and remains outstanding at this time. The Company intends to negotiate for the repurchase of the warrant, however, the repurchase price is subject to these negotiations and there is no assurance that it will be repurchased now, or in the future.

About Heritage Financial

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. With the recent FDIC-assisted acquisitions of Cowlitz Bank and Pierce Commercial Bank, Heritage Bank now serves western Washington and the greater Portland, Oregon area through its twenty-five full-service banking offices and its Online Banking Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas counties in central Washington through its six full-service banking offices and its Online Banking Website www.CVBankWA.com. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. In this press release we make forward-looking statements. Specific risks that could cause results to differ from the forward-looking statements are set forth in our filings with the SEC and include, without limitation, deterioration in the economy or our loan portfolio.